Exhibit 10.23

DONEGAL MUTUAL INSURANCE COMPANY

DONEGAL GROUP INC.

2020 ANNUAL EXECUTIVE INCENTIVE PLAN

Purpose

The 2020 Annual Executive Incentive Plan (this “Plan”) provides for the payment of performance-based bonuses to Plan participants based upon the Donegal Insurance Group’s achievement of performance objectives for individual performance measures according to the weighting assigned to each performance measure.

The performance objectives correlate to incentive levels that represent percentages of a participant’s 2020 base salary (as defined in this Plan). The potential bonuses available for Plan participants with respect to the performance measures will be based on the incentive levels, performance objectives and weighting percentages as outlined in Appendix 1. The Compensation Committee of the Boards of Directors of Donegal Mutual Insurance Company and Donegal Group Inc. (the “Committee”) shall have the sole and absolute discretion to interpret and apply the terms of this Plan, including, but not limited to, the determination of the achievement of the performance objectives of Appendix 1.

Scope

The performance measures and objectives, unless otherwise specified, relate to the statutory financial results of the Donegal Insurance Group, which includes the following legal entities for the purposes of this Plan:

Donegal Mutual Insurance Company

Atlantic States Insurance Company

Michigan Insurance Company

Mountain States Commercial Insurance Company

Mountain States Indemnity Company

Peninsula Indemnity Company

Peninsula Insurance Company

Southern Insurance Company of Virginia

Southern Mutual Insurance Company

Performance Measures

Commercial Lines Premium Growth—annual growth in commercial lines direct premiums written compared to the previous calendar year total.

Personal Lines Premium Growth—annual growth in personal lines direct premiums written compared to the previous calendar year total.

Adjusted Statutory Combined Ratio—reported statutory combined ratio excluding any catastrophe adjustment, all executive incentive plan bonus accruals and a stock option expense adjustment (see definitions below).

Operating Return on Equity—Donegal Group Inc.’s consolidated GAAP net income divided by average GAAP stockholders’ equity excluding accumulated other comprehensive income or loss (average of current year-end and prior year-end values).

Bonus Formula

Each participant in this Plan shall be eligible to receive a bonus that represents the sum of the performance bonuses such participant earns for each respective performance measure. Each performance bonus shall be calculated by multiplying the participant’s 2020 base salary, as defined in this Plan, by the bonus percentage that correlates to the incentive level achieved and multiplying that result by the weighting percentage assigned to the respective performance measure. The calculation methodology is illustrated below:

•	Base Salary x Incentive Level Bonus % x Weighting % = Performance Bonus

•	Sum of Performance Bonuses = Total Bonus Earned

No bonus is payable under this Plan unless the employee and managers of Donegal Mutual Insurance Company qualify for bonuses under their respective incentive plans.

The Committee shall have the sole and absolute discretion to calculate Plan participant bonuses under this Plan, including, but not limited to, the interpretation of the achievement and application of the performance measures as set forth in Appendix 1.

Key Definitions

Base Salary—total wages as reported on a participant’s W-2 for 2020, excluding any taxable fringe benefits, short and long-term disability pay, gains from exercise of stock options and prior-year bonus.

Statutory Combined Ratio—sum of the net loss and loss expense ratio (net losses and loss expenses incurred divided by net premiums earned), the expense ratio (underwriting expenses less installment fee income divided by net premiums written) and the dividend ratio (policyholder dividends incurred divided by net premiums earned).

Catastrophe Adjustment—an adjustment will be provided to the statutory combined ratio for the purpose of this Plan to limit the net effect of up to two catastrophe events. For purposes of this provision, a catastrophe event is defined as an event for which the Property Claims Services unit of Insurance Services Office issues a catastrophe serial number and for which the net effect to the Donegal Insurance Group exceeds $5 million when aggregating losses incurred, loss expenses incurred and reinstatement premiums. The statutory combined ratio for the purposes of this Plan will be charged with:

•	The first $5 million of the net effect of a catastrophe

•	One-half of the amount between $5 million and $10 million

•	None of the net effect above $10 million

In the event that more than two catastrophe events, as defined above, occur within the calendar year, the statutory combined ratio for the purposes of this Plan will be charged with all of the net effect of the third and subsequent catastrophe events.

Stock Option Expense Adjustment—an adjustment will be provided to statutory combined ratio for the purpose of this Plan to remove the effect of stock option compensation expense included in the statutory financial statements.

Additional Provisions

1.

Participants must be employed by Donegal Mutual Insurance Company on or before October 1, 2020 to be eligible to participate in this Plan. Participants must be employed by Donegal Mutual Insurance Company on December 31, 2020 in order to receive a bonus payment under this Plan. The Committee shall have the sole and absolute discretion to determine eligibility for participation in this Plan.

2.	Any bonuses earned under this Plan shall be paid prior to March 15, 2021.

3.	Approved participants in this Plan are listed in Appendix 1. Any changes to the participants in this Plan and the incentive levels for such participants must be approved by the Committee.

4.

This Plan provides for a discretionary pool calculated in similar fashion to the bonuses for Plan participants using a “base salary” equivalent of $500,000. The discretionary pool may be allocated among participants in this Plan or other officers, managers or employees in the sole discretion of the Committee. The President shall provide a recommendation to the Committee with respect to high performers who should be considered for allocations from the discretionary pool.

5.	Payment of bonuses under this Plan may be capped by the Committee in their sole discretion.

Appendix 1

The participants and incentive levels for the 2020 Annual Executive Incentive Plan are as follows:

	Named Executive Officer of
		Incentive Levels—Bonus % of Salary
Participants	DGI	Threshold	Level 1	Level 2	Target	Level 3	Level 4	Maximum
Kevin G. Burke	*	40	50	60	70	80	90	100
Jeffrey D. Miller	*	40	50	60	70	80	90	100
Richard G. Kelley	*	40	50	60	70	80	90	100
Sanjay Pandey	*	40	50	60	70	80	90	100
Daniel J. Wagner	*	40	50	60	70	80	90	100
Kristi S. Altshuler		30	40	50	60	70	80	90
William A. Folmar		30	40	50	60	70	80	90
Christina M. Hoffman		30	40	50	60	70	80	90
Robert R. Long, Jr.		30	40	50	60	70	80	90
V. Anthony Viozzi		30	40	50	60	70	80	90
Discretionary Pool		30	40	50	60	70	80	90

Note: Francis J. Haefner, Jr., Jeffrey A. Jacobsen, and Regional Senior Officers are not included as participants in this Plan due to their participation in individual incentive plans that are tailored to performance objectives within their specific areas of responsibility.

Performance measures, performance objectives and weighting percentages for 2020 are as follows:

		Performance Objectives
Performance Measure	Weighting	Threshold	Level 1	Level 2	Target	Level 3	Level 4	Maximum
Commercial Lines Premium Growth	25%	3%	4%	5%	6%	7%	8%	9%
Personal Lines Premium Growth	15%	(3)%	(2)%	(1)%	—%	1%	2%	3%
Adjusted Statutory Combined Ratio	40%	100%	99%	98%	97%	96%	95%	94%
Operating Return on Equity	20%	7.5%	8%	8.5%	9%	9.5%	10%	10.5%